UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 23, 2010

DISABILITY ACCESS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	20-5702367
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

720 Cheyenne Ave. Suite 220 North Las Vegas, NV	89030
(Address of Principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code.	(702) 882-3999

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 23, 2010, PTS, Inc., entered into an Exchange and Settlement Agreement (the "Agreement") with Mr. Peter Chin to resolve mutual obligations and liabilities.  The effect of the agreement was that Mr. Peter Chin would resign from all positions and appointments in PTS, Inc. as of the close of business on February 23, 2010 and the Board would accept such resignation, and that further Peter Chin would forgive $502,699.15 worth of collective accumulated obligations for salary, advances and expenses from PTS, Inc. and would further exchange 4,763,333 PTS, Inc. Series A preferred shares (worth approximately $321,524 based on closing bid price at February 12, 2010) in exchange for 10,000,000 Series A preferred shares in Disability Access Corporation, held by PTS, Inc. (approximate value $10,000.00) plus 1,175,126,879 common shares in Disability Access Corporation (approximate value $117,512.69) held by PTS, Inc. plus all notes receivable (including debentures) held by PTS, Inc. in Disability Access Corporation and/or its subsidiary Disability Access Consultants, Inc. which collectively total $593,343.69 as of December 31, 2010.  The exchange would eliminate PTS, Inc.'s interest in Disability Access Corporation as well as Disability Access Consultants, Inc. A copy of the Exchange and Settlement Agreement is attached hereto as Exhibit 10.4.

Section 9 – Financial Statements and Exhibits

Item 9.01 EXHIBITS

Exhibit Number	Description
10.4	Exchange and Settlement Agreement dated February 23, 2010 between PTS, Inc. and Peter Chin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Disability Access Corporation

By: /s/ Barbara Thorpe

Date: March 11, 2010

Barbara Thorpe, President